Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 2025 (except Notes 2 and 23, as to which the date is May 30, 2025), with respect to the consolidated financial statements of Cara Therapeutics, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Tvardi Therapeutics, Inc for the registration of 2,084,117 shares of its common stock.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 30, 2025